Exhibit 10.24

MIRENCO, INC.

SALES REPRESENTATION AGREEMENT

THIS SALES REPRESENTATION AGREEMENT (“Agreement”) is made on this 1st day of September, 2003 by and between Mirenco, Inc., a corporation formed under the laws of Iowa with its principal place of business at 206 May Street, Radcliffe, Iowa 50230 (“Mirenco”), and THE NEVISON GROUP, INC., a corporation formed under the laws of New York with its principal place of business at 1104 Saddleback Way, Bel Air, Maryland 21014 (“Representative”).

This Agreement witnesses that for good and valuable consideration the parties agree as follows.

1. Appointment: Mirenco hereby appoints Representative as Mirenco’s exclusive sales Representative to offer, market and promote the sale of Mirenco’s products which are specifically described in Schedule A as attached hereto (the “Products”) in the territory specifically described in Schedule B as attached hereto (the “Territory”) to public transit authorities and bus manufacturers (the “Customer”) subject to the terms of this Agreement.

2. Duties of Representative:

(a) Representative shall maintain a sales office in the Territory and devote such time as may be reasonably necessary to sell and promote Mirenco’s Products within the Territory.

(b) Representative will:

(i) conduct all of its business in its own name and in such manner it may see fit,

(ii) subject to Paragraph 7 below, pay all expenses whatsoever of its office and activities,

(iii) be responsible for the acts and expenses of its employees,

(iv) materially comply with all applicable governmental laws, rules, regulations, ordinances and orders while marketing the Products,

(v) forward to Mirenco all Orders for Products and all payments for any Product,

(vi) which may have been made to Representative, provided that Representative shall inform all Customers that all payments for Products are to be made to the order of and forwarded directly to Mirenco,

(vii) representative shall furnish to Mirenco’s credit department any information that it may have from time to time relative to the credit standing of any of its Customers,

(viii) representative shall abide by Mirenco’s policies and communicate it to Mirenco’s Customers,

(ix) if requested by Mirenco, reasonably cooperate with Mirenco, but at Mirenco’s cost and expense, in the collection of any past due amount owed by a Customer for Products sold by Representative; and

(x) provide consulting services for Mirenco from time to time, which consulting services shall include but not be limited to, the following activities;

a. provide insight to market segmentation relative to Mirenco’s Products,

b. assist in the development of Life Cycle Cost (LCC) data acceptable to the transportation industry,

c. develop and expand Mirenco’s position in the marketplace for vehicle management programs,

d. provide interface with applicable government bodies critical to Product development and acceptance,

e. review and prepare marketing proposals and develop a marketing plan, for Mirenco’s approval, to expand current customer base and expedite sales,

f. assist with the development of a Product distribution network through distributors and dealers,

g. performing introduction sales calls to Customers, as approved by Mirenco, outside of the Territory of this Agreement,

h. attending trade shows to promote Mirenco’s Products.

(c) Representative shall not, without Mirenco’s prior written approval; alter, enlarge, or limit Orders, make representations or guarantees concerning Mirenco’s Products, use any advertising, promotional material or other information regarding the Product except those provided by Mirenco or as expressly approved in writing by Mirenco, or accept the return of, or make any allowance for such Products.

3. Acceptance of Orders-Terms of Sale: Representative has no authority to make or accept any offers or provide quotes on the Products which are binding on Mirenco and all Orders are subject to acceptance or rejection by an authorized officer of Mirenco at its home office subject to all of Mirenco’s rules, regulations, procedures and policies, including, without limitation, Mirenco’s requirements as to Order forms and information, sales price and payment terms, credit policies and all other terms and conditions of sale of Products, all of which Mirenco may change from time to time. Mirenco shall give Representative written notice of each such change at least thirty (30) days prior to the effective date of such change, provided that Mirenco shall have no liability to Representative for its failure to provide such notice. If Mirenco notifies customer of its acceptance or rejection of an Order, a copy of any written notification shall be transmitted to the Representative. Mirenco shall be responsible for all credit risks and collections. “Order” shall mean any commitment to purchase Mirenco’s Products that calls for shipment into Representative’s territory.

4. Compensation: As Representative’s compensation hereunder, Representative shall receive directly from Mirenco a monthly retainer for the consulting services and a sales commission.

(a) Monthly Retainer. Mirenco shall pay Representative a monthly retainer of $3,500.00 per month, payable monthly in advance, on the first of each month for marketing services as jointly agreed to by Mirenco and Representative.

(b) Sales Commission. Mirenco shall pay Representative a commission equal to twenty percent (20%) of Mirenco’s net billings on all Products shipped into the Territory. Such net billings are equal to Mirenco’s Net Invoice Price for the Product shipped into the Territory, based on Mirenco’s Invoices. “Net Invoice Price” shall mean the total price of the Products for which an Order is invoiced to the customer (including any increase or decrease in the total amount of the Order even though any such change in the total amount takes place after the effective date of termination of this Agreement), less;

(i)	insurance costs,

(ii)	sales and excise taxes,

(iii)	any allowances or discounts granted to the Customer by Mirenco; and

(iv)	any tariffs, duties and export fees involved in international shipments.

(c) There shall be deducted from any sums due Representative;

(i) an amount equal to commissions previously paid or credited on sales of Mirenco’s Products that have since been returned by the Customer or on allowances credited to the Customer for any reason by the Mirenco; and

(ii) any other amounts due to Mirenco from Representative.

Mirenco shall pay Representative all on or before the 20th of the month following the receipt of the full cash payment from the customer. Mirenco shall send Representative copies of all invoices at the time Mirenco invoices the Customer. When commissions are paid, Mirenco shall send Representative a commission statement showing commissions paid during the period and invoices on which commissions are paid.

5. House Accounts: There are no “House” accounts or “Direct” accounts within the Territory unless designated as such in an attachment to this Agreement. Upon execution of this Agreement, no such accounts may be designated without the prior written consent of Representative.

6. Duties of Mirenco:

(a) Mirenco shall be solely responsible for the design, development, supply, production and performance of its Products and the protection of its patents, trademarks and trade names. Mirenco will also include Representative as an additional insured on its product liability insurance policy.

(b) Mirenco shall furnish Representative, at no expense to Representative, samples, catalogs, literature and any other material necessary for the proper promotion and sale of its Products in the Territory. Any literature which is not used or samples or other equipment belonging to Mirenco shall be returned to Mirenco at its request.

(c) If for any reason Representative, at Mirenco’s request, takes possession of Mirenco’s Products, the risk of loss or damage to or destruction of such Products shall be borne by Mirenco, and Mirenco shall indemnify and hold Representative harmless against any claims, debts, liabilities or causes of action resulting from any such loss, damage, or destruction.

(d) Mirenco will keep Representative fully informed about sales and promotional policies and programs affecting the Representative’s Territory.

7. Mirenco shall assume monthly expenses in connection with Mr. G. Nevison’s representation of Mirenco in respect to product sales. These expenses which will be shared prorata with other clients of Representative for which the expenses are incurred are as follows:

(a) Lodging: As required to service the clients jointly with other clients.

(b) Vehicle Mileage: Mileage rate at $0.34 per mile, plus tolls. or the applicable IRS fiscal year rate. ( Est: 600 mi /month)

(c) Telephone: Will be reimbursed telephone expenses up to $100.00 per month.(Tel/Fax, Intenet, Cellular phone)

(d) Travel & Meals: Meals & related expenses incurred by Mr. G. Nevison as required servicing client excluding items noted above. (not to exceed $200/Month)

(e) Entertainment: Selected entertainment expenses, (business related functions, meals & related activities) as required and agreed to by Mirenco related to client services.

(f) OfficeExpenses: Directly related to Mirenco activities such as mail-outs, printing, and marketing materials.

(g) Trade Shows: Mirenco agrees to consider participation in regional trade shows and will pay pro-rated portion of such expenses up to 50% depending upon other participants being represented by G. Nevison. Such participation will be by mutual agreement.

Expenses would be justified monthly through the submission an invoice with receipts where available. Mirenco has the right to audit these expenses to ensure validity. Representative will provide monthly sales reports to support expenses incurred.

Representative shall comply with all Mirenco’s sales policies and operating procedures, provided that such policies and procedures are not in conflict with any law, regulation, order or any applicable government or regulatory body.

8. Product Liability: Mirenco shall indemnify Representative, its shareholders, directors, officers, employees and agents against all demands, costs, claims, liabilities, damages, losses and expenses (including reasonable attorney’s fees and expenses) arising out of any demand, claim or action by a third party, whether a direct purchaser of a Product or not, for damages or other relief arising out of the use of, or defect in, any Product. Mirenco shall, if requested by Representative, appear in, and defend on behalf of Representative, any action instituted against Representative by a third party claiming any relief whatsoever, arising out of the use of, or defect in, any Product.

9. Termination:

(a) This Agreement shall remain in force until terminated in accordance with this section. During the first 12 months after the date hereof, either party may terminate this Agreement by giving the other party 60 days prior written notice. During the second 12 month period, either party may terminate this Agreement by giving the other party 60 days prior written notice. Thereafter, an additional 30 days prior written notice must be given for each additional 12 months, or part thereof, that this Agreement is in force, up to a maximum of 180 days prior written notice, before this Agreement may be terminated.

(b) Representative is not obligated to promote the Product during the termination notice period but Representative shall no longer be the exclusive representative of Mirenco during such period. Mirenco shall pay Representative commissions on all orders from the Territory originated by Representative and accepted by Mirenco during the term of this Agreement, even though such orders may be shipped after the termination of this Agreement. Upon the termination of this Agreement, Representative shall return promptly to Mirenco all of Mirenco’s (i) literature or other materials remaining in Representative’s possession, upon request, and (ii) samples, where samples were subject to an annual reconciliation within the preceding 12 months.

(c) The termination of this Agreement, for whatever reason or for no reason, will not affect any liability of either Mirenco or Representative under this Agreement which shall have accrued prior to or as a result of such termination, including, but not limited to, any liability for loss on account of breach, nor shall the termination of this Agreement, for whatever reason or for no reason, affect any of the terms of this Agreement which contemplate performance by or continuing obligations of a party beyond the termination of this Agreement, including the obligations of Mirenco and Representative under Paragraph 12 of this Agreement.

10. Marks of Mirenco: Representative is hereby granted the nonexclusive right to use Mirenco’s name, trademarks, service marks, trade names and logos (collectively, the “Marks”) in advertising, marketing and promoting the sale of Products. Representative will use the Marks in accordance with any written policies of Mirenco’s regarding the use of its Marks if such written policies are provided to Representative. Any changes in any such written policies shall be effective with respect to Representative thirty (30) days after Representative’s receipt of written notice of such changes from Mirenco. In the event, however, of any conflict or inconsistency between any of the terms and conditions of this Agreement and any of the terms and conditions of any such written policies of Mirenco, the terms and conditions of this Agreement shall govern and control to the full extent of such conflict or inconsistency. The Marks shall at all times be the sole and exclusive property of Mirenco, and Mirenco reserves all rights in and to the same. The rights conferred by this paragraph shall cease and terminate automatically and immediately upon the effective date of the termination of this Agreement; provided, however, that Representative shall not be in breach of this paragraph following the termination of this Agreement with respect to or by reason of any continuing use of any of the Marks in any documentation or advertising which was distributed, placed or otherwise effectuated prior to the effective date of the termination of this Agreement.

11. Nature of Relationship: Representative shall at all times be acting as an independent contractor under this Agreement, and Representative shall be solely responsible for the discharging of all obligations arising in connection with the operation of Representative’s business. Nothing contained in this Agreement and no action taken or omitted to be taken by Mirenco or Representative pursuant hereto shall be deemed to make Mirenco (or any employee or other personnel of Mirenco) or Representative (or any employee or other personnel of Representative) an employee or agent of the other or to constitute Mirenco and Representative a partnership, an association, a joint venture or other entity whatsoever. This Agreement is not intended and shall not be construed to cause Mirenco or Representative to be responsible in any way for the acts, omissions, debts, liabilities or obligations of the other (including, without limitation, any liability arising from any negligence or other acts or omissions of the other). Neither Mirenco nor Representative have the authority to bind the other in any respect whatsoever.

12. Indemnification:

(a) Representative shall defend, indemnify and hold Mirenco harmless from and against any claim, counterclaim, demand, proceeding, loss, liability, damage, cost or expense, including court costs and attorneys’ fees, arising in connection with or resulting from any breach of any agreement on the part of Representative under this Agreement.

(b) Mirenco shall defend, indemnify and hold Representative harmless from and against any claim, counterclaim, demand, proceeding, loss, liability, damage, cost or expense, including court costs and attorneys’ fees, in any way arising in connection with or resulting from,

(i) any breach of any agreement on the part of Mirenco under this Agreement,

(ii) any alleged or actual violation, breach, conflict or infringement of or by any of the Products or the Marks of any patent, trademark, service mark, trade name, copyright, license, trade secret, invention, proprietary or confidential information, nondisclosure or other intellectual property or other right, entitlement, benefit or interest whatsoever of any person; and

(iii) any performance or nonperformance by Mirenco or of any Products, including, without limitation, any failure of Mirenco or any Products to meet or comply with any agreement, representation or warranty as may be made or given by Mirenco with respect to any Products or otherwise. None of the preceding subclauses is intended to limit or restrict any of the other subclauses, with each such subclause intended to be in addition and cumulative to each of the other subclauses.

13. Giving of Notice:

(a) All notices, demands, requests, and other communications desired or required to be given hereunder (“Notices”), shall be in writing and shall be given by,

(i) hand delivery to the address for Notices,

(ii) delivery by overnight courier service to the address for Notices; or sending the same by United States mail, postage prepaid, certified mail, return receipt requested, addressed to the address for Notices.

(b) All Notices shall be deemed given and effective upon the earlier to occur of,

(i) the hand delivery of such Notice to the address for Notices,

(ii) one (1) business day after the deposit of such Notice with an overnight courier service by the time deadline for next day delivery addressed to the address for Notices; or

(iii) three (3) business days after depositing the Notice in the United States mail as set forth above. All Notices shall be addressed to the addresses set forth in the preamble to this Agreement, or to such other persons or at such other place as any party hereto may by Notice designate as a place for service of Notice.

14. No Waiver; Modifications in Writing: No failure or delay in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. No amendment, modification, supplement, termination or waiver of or to any provision of this Agreement, or consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by Mirenco and Representative.

15. Consent to Jurisdiction; Waiver of Jury Trial: Mirenco and Representative hereby irrevocably submit to the exclusive jurisdiction of any United States federal or Iowa district court sitting in Des Moines, Iowa, United States in any action or proceeding arising out of or relating to this Agreement, and Mirenco and Representative each irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in any such court; provided, however, that suits or actions to enforce any judgments or orders of any such court may be brought in any appropriate court and jurisdiction. Mirenco and Representative each irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing of any such action or proceeding in any such courts or jurisdictions. Mirenco and Representative each hereby unconditionally waive any right to a jury trial with respect to and in any action, proceeding, claim, counterclaim, demand or other matter whatsoever arising out of this Agreement.

16. General: Mirenco shall not hire any employee of Representative during the term of this Agreement or during the two year period following termination. Neither party may assign this Agreement without the consent of the other, such consent not to be unreasonably withheld. In this Agreement words imparting the singular include the plural and vice versa. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. This Agreement shall be governed by the laws of Iowa and the applicable laws of the United States, excluding principles of conflicts of laws. This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In witness whereof, the parties have executed this Agreement as of the date and year first above written.

MIRENCO, INC.		THE NEVISON GROUP, INC.

/s/ Richard A. Musal		/s/ Gordan Nevison
Name:	RICHARD A MUSAL	Name:	GORDAN NEVISON
Title:	CFO/COO	Title:	PRESIDENT

SCHEDULE A

PRODUCTS AND PRODUCT PRICING

The following is a listing of the Products (and pricing) established pursuant to Paragraph 1 of the Agreement.1

Confidential

PRODUCT	MRS PRICE	UNIT
DriverMax (1-10 units	$950.00	Each
Wire Harness	$125.00	Each
Palm Pilot: 1 per fleet, per location	$200.00	Each
DriverMax Programming Software	N/C	Each
Installation (*) Costs will be quoted prior to Purchase Agreement	Costs vary based on location, number of vehicles, & engine type.	Per Vehicle
Initial Testing	N/C	Per Vehicle
Additional Testing	Quote Basis
Database Inclusion	Quote Basis

*	In addition charges will be incurred to include airfare, lodging, and per-diem.

Confidential

1.	Mirenco reserves the right to change any listing of the Products or any aspect or characteristic of the Products including, but not limited to, the design, function or Mirenco’s suggested retail price. Representative shall have no right to market any products of Mirenco other than the Products listed herein. Mirenco shall have the right, in its sole discretion and at any time, to discontinue the marketing and sale of any or all of the Products or combination of the Products in the Territory and shall otherwise have the unqualified right to manage its business in all respects, including, without limitation, making all decisions with respect to Mirenco’s sale price for products, discounts, altering the composition of any Product, the warranties made with respect to any Product (if any), and the labeling or packaging of any Product.

SCHEDULE B

TERRITORY

The “Territory” for purposes of this Agreement includes the following states:

Maine, New Hampshire, Vermont, Massachusetts, Rhode Island, Connecticut, New York, New Jersey, Pennsylvania, Maryland,Delaware, Virginia, Michigan, Ohio, and the District of Columbia North Carolina, South Carolina, Georgia, Florida, Alabama, Tennessee, Kentucky, West Virginia and other territories as specified by Overland ( the “Territory”),

Representative agrees not to act, advertise or use sales persons or representatives in any other geographic location without the express written consent of Mirenco.